CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$12,350,000	$1,590.68

Pricing supplement no. 2799 To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 25-I dated May 8, 2012	Registration Statement No. 333-177923 Dated August 20, 2014 Rule 424(b)(2)

$12,350,000

9.00% per annum Upside Auto Callable Single Observation Reverse Exchangeable Notes due February 25, 2016 Linked to the Least Performing of the Capital Stock of International Business Machines Corporation, the Common Stock of Cisco Systems, Inc., the Common Stock of Microsoft Corporation and the Common Stock of Intel Corporation

General

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The notes are designed for investors who seek a higher interest rate than either the current dividend yields on the Reference Stocks or the yields on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of any Reference Stock, to accept the risks of owning equities in general and any Reference Stock, in particular, to assume the risk that the notes will be automatically called and, if the notes are not automatically called, to lose some or all of their principal at maturity.

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The notes will pay 9.00% per annum interest over the term of the notes, assuming no automatic call, payable at a rate of 0.75% per month. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on the Final Share Price of the Least Performing Reference Stock and whether the Final Share Price of any Reference Stock is less than its Initial Share Price by more than the applicable Buffer Amount. If the notes are automatically called, you will receive, for each $1,000 principal amount note, $1,000 plus accrued and unpaid interest. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

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If the notes are not automatically called, payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Least Performing Reference Stock (or, at our election, the Cash Value), in each case, together with any accrued and unpaid interest, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing February 25, 2016*
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The payment at maturity is not linked to a basket composed of the Reference Stocks. The payment at maturity is linked to the performance of each of the Reference Stocks individually, as described below.

—	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Reference Stocks:	As specified under “Key Terms Relating to the Reference Stocks” on pages PS-1 of this pricing supplement
Interest Rate:	9.00% per annum over the term of the notes, assuming no automatic call, payable at a rate of 0.75% per month
Automatic Call:	If on any Call Date, the closing price of one share of each Reference Stock is greater than or equal to its Initial Share Price, the notes will be automatically called on the relevant Call Date.
Payment if Called:	If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.
Payment at Maturity:

If the notes have not been automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Least Performing Reference Stock. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless a Trigger Event has occurred.

If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will receive, for each $1,000 principal amount note, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, the number of shares of the Least Performing Reference Stock equal to its Physical Delivery Amount (or, at our election, the Cash Value). Fractional shares will be paid in cash. The market value of that Physical Delivery Amount or the Cash Value will most likely be substantially less than the principal amount of your notes, and may be zero.

Physical Delivery Amount:	With respect to each Reference Stock, the number of shares of that Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Initial Share Price of that Reference Stock, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement (subject to adjustments)
Cash Value:	The product of (1) $1,000 divided by the Initial Share Price of the Least Performing Reference Stock and (2) the Final Share Price of the Least Performing Reference Stock, subject to adjustments
Trigger Event:	A Trigger Event occurs if the Final Share Price of any Reference Stock is less than its Initial Share Price by more than the applicable Buffer Amount.
Buffer Amount:	With respect to each Reference Stock, an amount that represents 30.00% of the Initial Share Price of that Reference Stock, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement (subject to adjustments)
Pricing Date:	August 20, 2014
Original Issue Date (Settlement Date):	On or about August 25, 2014
Interest Payment Dates*:	September 25, 2014, October 27, 2014, November 28, 2014, December 26, 2014, January 27, 2015, February 26, 2015, March 26, 2015, April 27, 2015, May 28, 2015, June 25, 2015, July 27, 2015, August 27, 2015, September 25, 2015, October 27, 2015, November 27, 2015, December 28, 2015, January 27, 2016 and the Maturity Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.
Call Dates*:	November 24, 2014, February 23, 2015, May 22, 2015, August 24, 2015 and November 23, 2015
Call Settlement Dates*:	With respect to each Call Date, the first Interest Payment Date occurring after that Call Date
Observation Date*:	February 22, 2016
Maturity Date*:	February 25, 2016
CUSIP:	48127DWJ3
Other Key Terms:	See “Additional Key Terms” on page PS-1 of this pricing supplement.
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Payment Date” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 25-I

Investing in the Upside Auto Callable Single Observation Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 25-I and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$28.1194	$971.8806
Total	$12,350,000	$347,275	$12,002,725
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for more information about the components of the price to public of the notes
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. These selling commissions will vary and will be up to $30.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-43 of the accompanying product supplement no. 25-I.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $950.80 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

August 20, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 25-I dated May 8, 2012. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 25-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 25-I dated May 8, 2012:

http://www.sec.gov/Archives/edgar/data/19617/000095010312002450/crt_dp30466-424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Initial Share Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, divided by the Stock Adjustment Factor for that Reference Stock. The Initial Share Price of each Reference Stock is specified under “Key Terms Relating to the Reference Stock” in this pricing supplement (subject to adjustments).
Final Share Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date
Stock Adjustment Factor:	For each Reference Stock, set equal to 1.0 on the Pricing Date, subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 25-I for further information.
Least Performing Reference Stock:	The Reference Stock with the Least Performing Reference Stock Return
Least Performing Reference Stock Return:	The lowest of the Reference Stock Returns of the Reference Stocks
Reference Stock Return:	With respect to each Reference Stock: (Final Share Price – Initial Share Price) Initial Share Price

Key Terms Relating to the Reference Stocks

The Reference Stocks and the Bloomberg ticker symbol, the Initial Share Price, the Buffer Amount and the Physical Delivery Amount of each Reference Stock are set forth below:

Reference Stock	Ticker Symbol	Initial Share Price**	Buffer Amount**	Physical Delivery Amount**,†
Capital stock of International Business Machines Corporation, par value $0.20 per share	IBM	$190.10	$57.03	5.26039
Common stock of Cisco Systems, Inc., par value $0.001 per share	CSCO	$24.70	$7.41	40.48583
Common stock of Microsoft Corporation, par value $0.00000625 per share	MSFT	$44.95	$13.485	22.24694

Common stock of Intel Corporation, par value $0.001 per share	INTC	$34.50	$10.35	28.98551

**	Subject to adjustments
†	Fractional shares will be paid in cash.

JPMorgan Structured Investments —

Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Capital Stock of International Business Machines Corporation, the Common Stock of Cisco Systems, Inc., the Common Stock of Microsoft Corporation and the Common Stock of Intel Corporation

PS-1

Selected Purchase Considerations

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THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this pricing supplement, assuming no automatic call, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this pricing supplement. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of each Reference Stock is greater than or equal to its Initial Share Price on any Call Date, your notes will be automatically called prior to the Maturity Date. Under these circumstances, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding that Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. A Trigger Event occurs if the Final Share Price of any Reference Stock is less than its Initial Share Price by more than the applicable Buffer Amount.

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EXPOSURE TO EACH OF THE REFERENCE STOCKS — The return on the notes is linked to the Least Performing Reference Stock, which will be the capital stock of International Business Machines Corporation, the common stock of Cisco Systems, Inc., the common stock of Microsoft Corporation or the common stock of Intel Corporation. Please see “The Reference Stocks” in this pricing supplement for additional information.

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TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 25-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, requires you to purchase the Physical Delivery Amount of Least Performing Reference Stock (or, at our option, receive the Cash Value thereof) from us at maturity for an amount equal to the Deposit (as defined below) under circumstances where the payment due at maturity is the Physical Delivery Amount (or the Cash Value) and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

In determining our reporting responsibilities, we intend to treat approximately 7.78% of each interest payment to interest on the Deposit and the remainder to Put Premium. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call.

Non-U.S. investors should note that notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders — Recent Legislation” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” will apply to amounts treated as interest or other “fixed or determinable annual or periodical” income for U.S. federal income tax purposes paid with respect to the notes.

Non-U.S. Holders should also note that recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the notes. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the notes. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

JPMorgan Structured Investments —

Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Capital Stock of International Business Machines Corporation, the Common Stock of Cisco Systems, Inc., the Common Stock of Microsoft Corporation and the Common Stock of Intel Corporation

PS-2

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 25-I dated May 8, 2012.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called and a Trigger Event has occurred, you will receive, for each $1,000 principal amount note, at maturity a number of shares of the Least Performing Reference Stock equal to its Physical Delivery Amount (or, at our election, the Cash Value). Fractional shares will be paid in cash. The market value of that Physical Delivery Amount or the Cash Value will most likely be less than the principal amount of each note, and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — The notes will be automatically called before maturity if the closing price of each Reference Stock is greater than or equal to its Initial Share Price on any Call Date. Under these circumstances, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the relevant Call Settlement Date.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive interest payments after the relevant Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

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YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF ANY REFERENCE STOCK — If the notes have not been automatically called and a Trigger Event has not occurred, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of any Reference Stock, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Reference Stocks, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in any or all of the Reference Stocks during the term of the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 25-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold any of the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

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YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING PRICE OF ONE SHARE OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks. If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to all of the Reference Stocks. The performance of the Reference Stocks may not be correlated. Poor performance by either of the Reference Stocks over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Reference Stock. Accordingly, your investment is subject to the risk of decline in the closing price of one share of each Reference Stock.

JPMorgan Structured Investments —

Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Capital Stock of International Business Machines Corporation, the Common Stock of Cisco Systems, Inc., the Common Stock of Microsoft Corporation and the Common Stock of Intel Corporation

PS-3

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THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON THE OBSERVATION DATE — If the Final Share Price of a Reference Stock is less than its Initial Share Price by more than the applicable Buffer Amount (i.e. a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Buffer Amount will terminate and you will be fully exposed to any depreciation in the Least Performing Reference Stock. The Final Share Price of each Reference Stock will be determined based on the applicable closing price on a single day near the end of the term of the notes. In addition, the closing price of each Reference Stock at other times during the term of the notes could be less than its Initial Share Price by not more than the applicable Buffer Amount or could be greater than or equal to its Initial Share Price. This difference could be particularly large if there is a significant decrease in the closing price of one or more Reference Stocks during the later portion of the term of the notes or if there is significant volatility in the closing price of one or more Reference Stocks during the term of the notes, especially on dates near the Observation Date.

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YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK — Because the payment at maturity will be determined based on the performance of the Least Performing Reference Stock, you will not benefit from the performance of any other Reference Stock. Accordingly, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Final Share Price of any other Reference Stock is greater than or equal to its Initial Share Price.

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JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

JPMorgan Structured Investments —

Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Capital Stock of International Business Machines Corporation, the Common Stock of Cisco Systems, Inc., the Common Stock of Microsoft Corporation and the Common Stock of Intel Corporation

PS-4

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of each Reference Stock, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the closing price of one share of each Reference Stock;
—	the time to maturity of the notes;
—	whether a Trigger Event is expected to occur;
—	the likelihood of an automatic call being triggered;
—	the dividend rates on the Reference Stocks;
—	the actual and expected positive or negative correlation among the Reference Stocks, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally;
—	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to its Stock Adjustment Factor, including a merger or acquisition; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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NO OWNERSHIP RIGHTS IN ANY REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights or dividend payments. In addition, the Reference Stock issuers will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of any Reference Stock and the notes.

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NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We did not independently verify any of the information about the Reference Stock issuers contained in this pricing supplement or in product supplement no. 25-I. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

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SINGLE STOCK RISK — The price of any Reference Stock can fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

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VOLATILITY RISK — Greater expected volatility with respect to the Reference Stocks indicates a greater likelihood as of the Pricing Date that the Final Share Price of that Reference Stock could be below its Initial Share Price by more than the applicable Buffer Amount. A Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of a Reference Stock could fall sharply on the Observation Date, which could result in a significant loss of principal.

—

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

—

THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to a Stock Adjustment Factor for certain corporate events affecting the applicable Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments —

Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the

Capital Stock of International Business Machines Corporation, the Common Stock of Cisco Systems, Inc., the

Common Stock of Microsoft Corporation and the Common Stock of Intel Corporation

PS-5

What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Least Performing Reference Stock?

The following table and examples illustrate the hypothetical total return and hypothetical total payment on the notes at maturity or upon automatic call. The “note total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the Maturity Date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000. The table and examples below assume that the Least Performing Reference Stock is the common stock of Cisco. We make no representation or warranty as to which of the Reference Stocks will be the Least Performing Reference Stock for purposes of calculating your actual payment at maturity, if applicable, or as to what the closing price of one share of any Reference Stock will be on any Call Date. In addition, the following table and examples assume an Initial Share Price for the Least Performing Reference Stock of $25 and reflect the Interest Rate of 9.00% per annum (payable at a rate of 0.75% per month) and the Buffer Amount of 30.00% of the Initial Share Price of the Least Performing Reference Stock.

Each hypothetical total return or total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

What Is the Total Return on the Notes at Maturity if the Notes Have Not Been Automatically Called?

The following table and examples illustrate the hypothetical total return on the notes at maturity if the notes have not been automatically called.

Closing Price of One Share of the Least Performing Reference Stock	Least Performing Reference Stock Appreciation / Depreciation at Relevant Call Date or the Observation Date	Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)
$45.0000	80.00%	13.50%	N/A
$41.2500	65.00%	13.50%	N/A
$37.5000	50.00%	13.50%	N/A
$35.0000	40.00%	13.50%	N/A
$32.5000	30.00%	13.50%	N/A
$30.0000	20.00%	13.50%	N/A
$27.5000	10.00%	13.50%	N/A
$26.2500	5.00%	13.50%	N/A
$25.2500	1.00%	13.50%	N/A
$25.0000	0.00%	13.50%	N/A
$23.7500	-5.00%	13.50%	N/A
$22.5000	-10.00%	13.50%	N/A
$20.0000	-20.00%	13.50%	N/A
$17.5000	-30.00%	13.50%	N/A
$17.4975	-30.01%	N/A	-16.51% (2)
$15.0000	-40.00%	N/A	-26.50% (2)
$12.5000	-50.00%	N/A	-36.50% (2)
$10.0000	-60.00%	N/A	-46.50% (2)
$7.5000	-70.00%	N/A	-56.50% (2)
$5.0000	-80.00%	N/A	-66.50% (2)
$2.5000	-90.00%	N/A	-76.50% (2)
$0.0000	-100.00%	N/A	-86.50% (2)
(1)	A Trigger Event occurs if the closing price of one share of any Reference Stock is less than its Initial Share Price by more than 30.00%.
(2)	These Note Total Returns reflect a payment at maturity of the number of shares of the Lesser Performing Reference Stock equal to its Physical Delivery Amount (or, at our election, the Cash Value), assuming that the value of those shares on the Maturity Date is the same as their value on the Observation Date. You will bear the risk of any decrease in the value of the shares of the Lesser Performing Reference Stock between the Observation Date and the Maturity Date. Fractional shares will be paid in cash.

The following examples illustrate how the total payment on the notes in different hypothetical scenarios are calculated.

Example 1: The notes have not been automatically called prior to maturity and the closing price of one share of the Least Performing Reference Stock increases from its Initial Share Price of $25 to a Final Share Price of $26.25 — a Trigger Event has not occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, the investor receives total payments of $1,135.00 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $135.00 per $1,000

JPMorgan Structured Investments —

Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the

Capital Stock of International Business Machines Corporation, the Common Stock of Cisco Systems, Inc., the

Common Stock of Microsoft Corporation and the Common Stock of Intel Corporation

PS-6

principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: The notes have not been automatically called prior to maturity and the closing price of one share of the Least Performing Reference Stock decreases from its Initial Share Price of $25 to a Final Share Price of $17.50 — a Trigger Event has not occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, even though the Final Share Price of the Least Performing Reference Stock of $17.50 is less than its Initial Share Price of $25, the investor receives total payments of $1,135.00 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $135.00 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: The notes have not been automatically called prior to maturity and the closing price of one share of the Least Performing Reference Stock decreases from its Initial Share Price of $25 to a Final Share Price of $12.50 — a Trigger Event has occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has occurred, the investor receives the Physical Delivery Amount of the Least Performing Reference Stock (or, at our election, the Cash Value) at maturity. Because the Final Share Price of the Least Performing Reference Stock is $12.50, the total value of your payment at maturity, whether in cash or shares of the Reference Stock, is $500. Accordingly, the total value of the payments on the notes over the term of the notes, whether in cash or shares of the Reference Stock, is $635 per $1,000 principal amount note, consisting of interest payments of $135 per $1,000 principal amount note over the term of the notes and a payment at maturity with a value of $500 per $1,000 principal amount note.

Example 4: The notes have not been automatically called prior to maturity and the closing price of one share of the Least Performing Reference Stock decreases from its Initial Share Price of $25 to a Final Share Price of $0 — a Trigger Event has occurred. Because the notes have not been automatically called prior to maturity and a Trigger Event has occurred, the investor receives the Physical Delivery Amount of the Least Performing Reference Stock (or, at our election, the Cash Value) at maturity. Because the Final Share Price of the Least Performing Reference Stock is $0, the total value of your payment at maturity, whether in cash or shares of the Reference Stock is $0. Accordingly, the total value of the payments on the notes over the term of the notes, whether in cash or shares of the Reference Stock, is $135 per $1,000 principal amount note, consisting solely of interest payments of $135 over the term of the notes.

What Is the Total Return on the Notes upon Automatic Call if the Notes Are Automatically Called?

The following table and examples illustrate the hypothetical total return on the notes if the notes are automatically called on a Call Date.

Call Settlement Date	Note Total Return (1)
First	2.25%
Second	4.50%
Third	6.75%
Fourth	9.00%
Final	11.25%

(1)	If on any Call Date the closing price of one share of each Reference Stock is greater than or equal to its Initial Share Price, the notes will be automatically called on that Call Date. If the notes are automatically called, on the relevant Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.

The following examples illustrate how, if the notes are automatically called, the total payments on the notes in different hypothetical scenarios are calculated.

Example 1: The closing price of one share of the Least Performing Reference Stock increases from its Initial Share Price of $25 to a closing price of one share of $25.25 on the first Call Date. Because the closing price of one share of each Reference Stock on the first Call Date is greater than its Initial Share Price, the notes are automatically called, and the investor receives total payments of $1,022.50 per $1,000 principal amount note, consisting of interest payments of $22.50 per $1,000 principal amount note over the term of the notes and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The closing price of one share of the Least Performing Reference Stock on each Call Date prior to the final Call Date is less than its Initial Share Price of $25, and the closing price of one share of the Least Performing Reference Stock increases from its Initial Share Price of $25 to a closing price of one share of $25.25 on the final Call Date. Although the closing price of one share of the Least Performing Reference Stock on each of the Call Dates prior to the Final Call Date is less than its Initial Share Price of $25, because the closing price of one share of each Reference Stock on the final Call Date is greater than its Initial Share Price, the notes are automatically called, and the investor receives total payments of $1,112.50 per $1,000 principal amount note, consisting of interest payments of $112.50 per $1,000 principal amount note over the term of the notes and a payment upon automatic call of $1,000 per $1,000 principal amount note.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —

Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Capital Stock of International Business Machines Corporation, the Common Stock of Cisco Systems, Inc., the Common Stock of Microsoft Corporation and the Common Stock of Intel Corporation

PS-7

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to SEC file number provided below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-24 of the accompanying product supplement no. 25-I for more information.

International Business Machines Corporation (“IBM”)

According to its publicly available filings with the SEC, IBM is an information technology company that provides consulting, delivery and implementation services, enterprise software, systems and financing. The capital stock of IBM, par value $0.20 per share (Bloomberg ticker: IBM), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of IBM in the accompanying product supplement no. 25-I. IBM’s SEC file number is 001-02360.

Historical Information Regarding the Capital Stock of IBM

The following graph sets forth the historical performance of the capital stock of IBM based on the weekly closing price of one share of the capital stock of IBM from January 2, 2009 through August 15, 2014. The closing price of one share of the capital stock of IBM on August 20, 2014 was $190.10. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may have been adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the capital stock of IBM has experienced significant fluctuations. The historical performance of the capital stock of IBM should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the capital stock of IBM on any Call Date or the Observation Date. We cannot give you assurance that the performance of the capital stock of IBM will result in the return of any of your principal amount. We make no representation as to the amount of dividends, if any, that Amazon will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the capital stock of IBM.

JPMorgan Structured Investments —

Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Capital Stock of International Business Machines Corporation, the Common Stock of Cisco Systems, Inc., the Common Stock of Microsoft Corporation and the Common Stock of Intel Corporation

PS-8

Cisco Systems, Inc. (“Cisco”)

According to its publicly available filings with the SEC, Cisco designs, manufactures, and sells Internet Protocol-based networking and other products related to the communications and information technology industry and provides services associated with these products and their use. The common stock of Cisco, par value $0.001 per share (Bloomberg ticker: CSCO), is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Cisco in the accompanying product supplement no. 25-I. Cisco’s SEC file number is 000-18225.

Historical Information Regarding the Common Stock of Cisco

The following graph sets forth the historical performance of the common stock of Cisco based on the weekly closing price of one share of the common stock of Cisco from January 2, 2009 through August 15, 2014. The closing price of one share of the common stock of Cisco on August 20, 2014 was $24.70. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may have been adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Cisco has experienced significant fluctuations. The historical performance of the common stock of Cisco should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of Cisco on any Call Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Cisco will result in the return of any of your principal amount. We make no representation as to the amount of dividends, if any, that Cisco will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Cisco.

JPMorgan Structured Investments —

Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Capital Stock of International Business Machines Corporation, the Common Stock of Cisco Systems, Inc., the Common Stock of Microsoft Corporation and the Common Stock of Intel Corporation

PS-9

Microsoft Corporation (“Microsoft”)

According to its publicly available filings with the SEC, Microsoft develops, licenses and supports a range of software products and services, designs, manufactures and sells devices and delivers online advertising to a global customer audience. The common stock of Microsoft, par value $0.00000625 per share (Bloomberg ticker: MSFT), is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Microsoft in the accompanying product supplement no. 25-I. Microsoft’s SEC file number is 000-14278.

Historical Information Regarding the Common Stock of Microsoft

The following graph sets forth the historical performance of the common stock of Microsoft based on the weekly closing price of one share of the common stock of Microsoft from January 2, 2009 through August 15, 2014. The closing price of the common stock of Microsoft on August 20, 2014 was $44.95. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may have been adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Microsoft has experienced significant fluctuations. The historical performance of the common stock of Microsoft should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of Microsoft on any Call Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Microsoft will result in the return of any of your principal amount. We make no representation as to the amount of dividends, if any, that Microsoft will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Microsoft.

JPMorgan Structured Investments —

Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Capital Stock of International Business Machines Corporation, the Common Stock of Cisco Systems, Inc., the Common Stock of Microsoft Corporation and the Common Stock of Intel Corporation

PS-10

Intel Corporation (“Intel”)

According to its publicly available filings with the SEC, Intel designs and manufactures integrated digital technology platforms. The common stock of Intel, par value $0.001 per share (Bloomberg ticker: INTC), is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Intel in the accompanying product supplement no. 25-I. Intel’s SEC file number is 000-06217.

Historical Information Regarding the Common Stock of Intel

The following graph sets forth the historical performance of the common stock of Intel based on the weekly closing price of one share of the common stock of Intel from January 2, 2009 through August 15, 2014. The closing price of the common stock of Intel on August 20, 2014 was $34.50. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may have been adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Intel has experienced significant fluctuations. The historical performance of the common stock of Intel should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of Intel on any Call Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Intel will result in the return of any of your principal amount. We make no representation as to the amount of dividends, if any, that Intel will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Intel.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and

JPMorgan Structured Investments —

Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Capital Stock of International Business Machines Corporation, the Common Stock of Cisco Systems, Inc., the Common Stock of Microsoft Corporation and the Common Stock of Intel Corporation

PS-11

the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Least Performing Reference Stock?” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-23 of the accompanying product supplement no. 25-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —

Upside Auto Callable Single Observation Reverse Exchangeable Notes Linked to the Least Performing of the Capital Stock of International Business Machines Corporation, the Common Stock of Cisco Systems, Inc., the Common Stock of Microsoft Corporation and the Common Stock of Intel Corporation

PS-12